Exhibit 99.4

TITLE

Pharmacokinetics of Diazepam Buccal Film in Adult Patients with Epilepsy: Comparison with Diazepam Rectal Gel

AUTHORS

Michael A. Rogawski1; Allen H. Heller2; Simon Farrow3; Cassie Jung4; Pavel Klein5; Sylvie Boudreault6; Gary Slatko4

1University of California, Davis, Sacramento, CA; 2Pharma Study Design, LLC, Woodbridge, CT; 3Clinical Research Center of Nevada, Las Vegas, NV; 4Aquestive Therapeutics, Warren, NJ; 5Mid-Atlantic Epilepsy and Sleep Center, Bethesda, MD; 6Syneos Health, Quebec, CAN

Rationale: Diazepam buccal film (DBF) is a novel dosage form of diazepam under development for the management of patients with refractory epilepsy requiring intermittent use of diazepam to control increased seizure activity. We assessed the pharmacokinetic (PK) performance of DBF administered to adults with epilepsy according to a weight-based regimen (dose range 12.5–17.5 mg) compared to diazepam rectal gel (DRG) administered according to the weight-based regimen recommended in the FDA-approved label (dose range 12.5–20 mg).

Methods: Adult men and women ages 18–65 years with epilepsy on a stable regimen of ≥1 antiseizure drug (no change in the 30 days prior to receiving study drug and no change anticipated over the course of the study) were enrolled in a 2-period crossover study (NCT03953820) to receive a single dose of either DBF or DRG in randomized sequence and separated by a 28-day washout. Doses were administered within 30 min of a standardized moderate-fat meal. Subjects were confined to the clinic until 24 h after dosing. Diazepam plasma samples were obtained pre-dose and at intervals until 10 d after dosing to enable analysis of maximal plasma concentration (Cmax), time to Cmax (Tmax), area under the curve to the last measurable concentration (AUC0-T), and AUC extrapolated to infinity (AUC0-INF). Subjects were monitored for adverse events (AE) throughout the study.

Results: Among 31 subjects enrolled, PK profiles valid for analysis for both DBF and DRG were available for 28 subjects (13 males, 15 females; mean [SD] weight 84.6±20.6 kg). Subjects were excluded from analysis if both treatments were not completed (n=2), or if predose diazepam concentrations were >5% of Cmax (n=1). Diazepam mean (SD) dose was 15.4±1.9 mg and 17.1±3.0 mg for DBF and DRG, respectively. The table shows geometric means for PK parameters with ratio of geometric means (DBF/DRG) for the study population overall (N=28), and geometric means for Cmax and corresponding ratios within each weight category. For the study population overall, geometric mean Cmax values for DBF and DRG were 204.26 ng/mL (geometric SD [GSD] 136.12–306.49) and 211.22 ng/mL (GSD 87.71–508.63), respectively (see figure), indicating that Cmax values following DBF were comparable but significantly less variable than Cmax values following DRG (P<0.0001). Values for AUC were higher for DBF than for DRG, and median Tmax values for DBF and DRG were 1.0 and 0.52 h, respectively (P<0.05).Three of 28 subjects following DRG dosing failed to achieve a plasma concentration ≥70 ng/mL. There were no serious AEs related to study drug.

Conclusions: These results demonstrate that a single dose of DBF administered to adults with epilepsy following a moderate-fat meal according to a weight-based regimen provides exposure to diazepam similar to DRG dosed as recommended with significantly less variability. The geometric mean values for Cmax following DBF were consistently ≥150 ng/mL for each of the weight categories.

Funding: Aquestive Therapeutics, Inc.

Table: Pharmacokinetic Parameters Following DBF and DRG Administered to Adults with Epilepsy According to Body Weight Following a Moderate-Fat Meal

	DBF	DRG	Ratio of Geo- metric Means DBF/DRG (%)[1]	90% CI (%)[2]
	Geometric Mean	Geometric Mean
Overall (N=28)
Cmax (ng/mL)	204.26	211.22	96.70	70.53–132.58
AUC(0-T) (ng•h/mL)	7290.40	5682.09	128.31	95.93–171.61
AUC(0-INF) (ng•h/mL)	8672.09	6880.96	126.03	103.67–153.21
	Median	Median
Tmax (h)	1.0	0.517	*

Cmax By Weight Group
Wt 51-62 kg (n=6)
Cmax (ng/mL)	258.38	358.06	72.16	51.17–101.76
Dose (mg)	12.5	12.5

Wt 63-75 kg (n=4)
Cmax (ng/mL)	234.45	258.88	90.56	27.89–294.12
Dose (mg)	15.0	15.0

Wt 76-87 kg (n=7)
Cmax (ng/mL)	201.39	293.00	68.74	46.78–101.01
Dose (mg)	15.0	17.5

Wt 88-111 kg (n=11)**
Cmax (ng/mL)	175.56	115.82	151.58	71.59–320.94
Dose (mg)	17.5	20

[1]Calculated using least-square means according to the formula e(Difference) x 100.
[2]90% geometric confidence interval using ln-transformed data.
*Statistically significant, P<0.05.
**The highest weight category included 4 individuals with body weight 112–124.5 kg.

Figure: Geometric Mean Diazepam Plasma Concentration Following Administration of DBF and DRG to Adults with Epilepsy According to Body Weight Following a Moderate-Fat Meal (N=28)*

*Geometric mean plasma concentrations from 28 subjects with valid profiles for both DBF and DRG. Error bars are the geometric standard error. Inset shows geometric mean values for Cmax for DBF and DRG with geometric standard deviation.